Exhibit 10.2

LICENSE AGREEMENT AND ASSET TRANSFER
BETWEEN
THE ARIZONA BOARD OF REGENTS ON BEHALF OF
THE UNIVERSITY OF ARIZONA
AND
SINFONIA HEALTHCARE CORP.

ARIZONA FILE UA09-108

This License Agreement and Asset Transfer (the “AGREEMENT”) is made effective as of the EFFECTIVE DATE and is between The Arizona Board of Regents on behalf of The University of Arizona, an Arizona body corporate with its principal campus in Tucson, Arizona 85721 (“ARIZONA”), and Sinfonia Healthcare Corporation, a Delaware corporation with its principal place of business at One East Toole, Tucson, AZ 85701 (“LICENSEE”).

Article 1 . DEFINITIONS
1.1

“AFFILIATES” shall mean any entity that owns or controls (directly or indirectly) at least 50% of LICENSEE, or at least fifty percent (50%) of which is (directly or indirectly) owned or controlled by LICENSEE.

1.2

“DERIVATIVE WORK” means all works developed by or on behalf of LICENSEE which would be characterized as derivative works of the PROGRAM under the United States Copyright Act of 1976, or subsequent revisions thereof, specifically including, but not limited to, translations, abridgments, condensations, recastings, transformations, or adaptations of the PROGRAM, or works consisting of editorial revisions, annotations, elaborations, or other modifications of the PROGRAM. The term “DERIVATIVE WORK” shall not include those derivative works that are developed by ARIZONA.

1.3

“EFFECTIVE DATE” shall mean the date on which each of the following conditions has been satisfied: (i) this Agreement has been duly executed by the authorized representatives of both Parties affirming acceptance of the terms and conditions of this Agreement, (ii) the Warrant (as defined in Section 4.3 below) has been issued and delivered to ARIZONA and (iii) LICENSEE and ARIZONA have fully executed the Professional Services Agreement (as defined in Article 7 and attached as Exhibit A).

1.4

“END USER” means any person or other entity to whom the PROGRAM or DERIVATIVE WORKS are distributed and who is not granted any rights to sublicense or distribute the PROGRAM or DERIVATIVE WORKS to others.

1.5	“FIELD OF USE” means all fields.
1.6	“GROSS SUB LICENSING REVENUE” shall mean all consideration received by LICENSEE and its Affiliates pursuant to any sublicense to an Affiliate or SUBLICENSEE.
1.7	“LICENSED SERVICE” shall mean any service offered utilizing or owing its origin to the PROGRAM.
1.8

“NET SALES” shall mean the amount billed or invoiced (and if any amount is not billed or invoiced, the amounts received) for licenses, sales, rental or lease to END USERS, however characterized, by LICENSEE and for uses of the PROGRAM and DERIVATIVE WORKS by LICENSEE, including any service, including but not limited to LICENSED SERVICE, provided by LICENSEE related to the use of the PROGRAM or directly related to the market purpose of the PROGRAM, less the following deductions:

**Confidential treatment requested.  OMITTEd PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO Rule 24b-2 of the Securities exchange Act of 1934, as amended.

(a)	cash discounts actually granted to customers, but only in amounts customary in the trade;
(b)	sales, tariff duties and/or use taxes separately stated in such bills or invoices with reference to particular sales and actually paid by LICENSEE to a governmental unit;
(c)	actual freight expenses between LICENSEE and customers, to the extent such expenses are not charged to or reimbursed by customers;
(d)	amounts actually refunded or credited on returns; and
(e)

the amount paid by LICENSEE to The Arizona Board of Regents on behalf of The University of Arizona, for the period in question pursuant to the Professional Services Agreement referenced in Section 7 and attached as Exhibit A.

No deductions shall be made for the cost of collections or for commissions, whether paid to independent sales agencies or regular employees of LICENSEE. Where LICENSEE receives any consideration other than cash for such transactions, the fair market cash value of such consideration, to be agreed upon by the parties hereto, shall be included in NET SALES.

1.9

“PROGRAM(S),” shall mean the software and related user documentation known as Medication Management Center, as they exist on the EFFECTIVE DATE and further described in ARIZONA disclosure number UA09-108 mid assigned or under obligation to be assigned to ARIZONA.

1.10	“ROYALTY PERIOD(S)” means the six-month periods ending on the last days of June and December.
1.11

“SUBLICENSE(S)” means any agreement between LICENSEE and a SUBLICENSEE under which any of LICENSEE’s rights under this Agreement are licensed. Licenses to END USERS, though in fact sublicenses to the license granted by this Agreement, shall be excluded from the defined, capitalized term, “SUBLICENSES,” and shall be separately addressed herein as “END USER licenses.”

1.12

“SUBLICENSEE(S)” means any person or entity sublicensed the PROGRAM or DERIVATIVE WORK, or granted an option for a sublicense to the PROGRAM or DERIVATIVE WORK by LICENSEE under this Agreement, other than an END USER.

1.13

“TERRITORY” shall mean the United States and all jurisdictions extending national treatment to United States copyright holders under the Berne Convention, Universal Copyright Convention, Trade Related Aspects of Intellectual Property (TRIPS) Agreement, or any other agreement providing such protection.

Article 2 . GRANT OF LICENSE & ASSET TRANSFER
2.1

Upon the EFFECTIVE DATE, and subject to the terms and conditions of this Agreement, ARIZONA hereby grants to LICENSEE an exclusive license with the right to grant SUBLICENSES, to create DERIVATIVE WORKS, and to use, reproduce, market, distribute, publicly display, publicly perform, and otherwise commercially exploit the PROGRAM and DERIVATIVE WORKS in the TERRITORY for use in the FIELD OF USE, including by way of END USER licenses and LICENSED SERVICE.

2.2

Without limiting any other rights it may have, ARIZONA specifically reserves the right for ARIZONA to create derivative works of the PROGRAM and to use, reproduce, publicly display and publicly perform the PROGRAM and derivative works thereof, for research, internal (including clinical) and/or educational purposes.

2.3	Any and all SUBLICENSES granted by LICENSEE shall include all of the rights and obligations contained in this Agreement due ARIZONA,

2.4

The grant of rights in Articles 2.1, 2.2 and 2.3 are subject to LICENSEE and its SUBLICENSEES being in compliance with applicable county, state, federal or foreign laws, rules, and regulations governing the LICENSEE) SERVICE in or between any county, state, federal, or foreign jurisdiction. The licenses granted in this Agreement are subject to any rights required to be granted under prior research or sponsorship agreements, or retained by the U.S. government, for example in accordance with Chapter 18 or Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable. LICENSEE agrees to comply in all respects, and shall provide ARIZONA with all reasonably requested information and cooperation for ARIZONA to comply with applicable provisions of the same.

2.5

ARIZONA shall transfer to LICENSEE the hardware defined in Exhibit B (attached) (“Assets”) necessary for the operation of the software and the delivery of the service, and required to fully enable this license grant. The Assets are required by Licensee in the implementation of the Program. The Assets shall be assigned, transferred and conveyed by ARIZONA to LICENSEE pursuant to the form of Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit C (the “Assignment”) and incorporated herein.

Article 3 . DELIVERY
3.1

Should LICENSEE not be in possession of a copy of the PROGRAM at the time of signing, ARIZONA shall provide to LICENSEE a copy of the PROGRAM within thirty (30) days upon notification by LICENSEE to ARIZONA.

Article 4 . CONSIDERATION
4.1	LICENSEE shall pay royalties to ARIZONA until this Agreement is terminated. Royalties shall include:
(a)	License Issue Fee of [___]** dollars ($[___]**). Such License Issue Fee shall be nonrefundable, non-creditable, and is due upon signing of this Agreement.
(b)	Running Royalties only on NET SALES:
(i)	5% of NET SALES;
(ii)	25% of GROSS SUBLICENSING REVENUE.
4.2

LICENSEE shall pay to ARIZONA an Annual License maintenance fee (“Annual Fee”). This Annual Fee is accrued on June 30 of the years specified below, and is payable with the semi-annual report for the ROYALTY PERIOD in which the Annual Fee accrues. LICENSEE may credit each Annual Fee in full against all Running Royalties otherwise due ARIZONA for the prior July 1 through the June 30 on which the Annual Fee accrues. The Annual Royalties are:

(a)	In 2014: $100,000.00;
(b)	In 2015: $150,000.00;
(c)	In 2016: $200,000.00; and
(d)	In 2017 and in each year thereafter during the term of this Agreement: $250,000.00.
4.3

LICENSEE shall issue ARIZONA Transferable warrants representing [___]** percent ([___]**%) of the outstanding capital stock of LICENSEE as of the EFFECTIVE DATE as detailed in an accompanying Class A Common Stock Warrant (“Warrant”).

4.4

LICENSEE shall pay to ARIZONA an Asset Transfer Fee of $[___]**. Such nonrefundable, non-creditable Asset Transfer Fee is specifically for the transfer of the Assets as described in Article 2.5 and shall not be subject to ARIZONA revenue distribution policies, and is due in two equal payments as follows:

(a)	$[___]** due upon EFFECTIVE DATE;
(b)	$[___]** due upon the one-year anniversary of the EFFECTIVE DATE.
Article 5 . PAYMENTS, REPORTS, RECORD KEEPING, AND INSPECTIONS
5.1

LICENSEE shall make all royalty payments under Article 4 semi-annually, within forty-five (45) days of December 31 and June 30, Each such royalty payment shall be for the most recently completed six-month period.

5.2

LICENSEE shall notify ARIZONA of each sublicense granted hereunder and upon ARIZONA’s request provide a copy of said sublicense agreement to ARIZONA. LICENSEE shall monitor sublicenses and assure license terms are met and product or service quality is equal to or greater than that required by this Agreement.

5.3	With all royalty payments under Article 4, LICENSEE shall provide ARIZONA with a written report documenting:
(a)	quantity of LICENSED SERVICE performed domestically and internationally and relevant information on maintaining LICENSED SERVICE quality;
(b)	summary of LICENSED SERVICE gross sales and NET SALES for both LICENSEE and SUBLICENSEES; and
(c)	any Running Royalties due, including the method used to calculate the amounts due, the exchange rates used, if applicable, as well as any reductions due to sales to the U.S. Government.
5.4

Payments hereunder shall be made in U.S. dollars in the United States. If LICENSED SERVICE is sold or performed for monies other than United States dollars, LICENSEE shall convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the reporting period.

5.5

LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges imposed by any taxing authority with respect to the royalties payable to ARIZONA under this agreement. Should LICENSEE be required under any law or regulation of any government entity or authority, domestic or foreign, to withhold or deduct any portion of the payments on royalties due to ARIZONA, then the sum payable to ARIZONA shall be increased by the amount necessary to yield to ARIZONA an amount equal to the sum it would have received had no withholdings or deductions been made. ARIZONA shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, ARIZONA’s exemption from any such tax or deduction.

5.6	Royalties accruing to ARIZONA shall be owed by LICENSEE to ARIZONA when NET SALES are invoiced, or if not invoiced, when delivered, provided or performed to or for a third party.
5.7

In the event that payments are not received when due, LICENSEE shall pay additional interest charges at an annual rate of [___]** percent ([___]**%). Interest shall be calculated from the date payment was due and until actually received by ARIZONA.

5.8

LICENSEE and its SUBLICENSEES shall maintain accurate books and records relevant to this Agreement and their performance and fulfillment of obligations related to it including but not limited to records and books showing the maintenance, production, inventory, sale, distribution or sublicensing or the performance of LICENSED SERVICE. Upon reasonable advance notice by ARIZONA, LICENSEE’s books, records, inventory, production and practice facilities relevant to this Agreement shall be open for inspection during normal business hours by ARIZONA or its authorized agents for the purpose of verifying the accuracy of reports and the auditing of payments due ARIZONA. In the event payment is in error by [___]** percent ([___]**%) or more and such error is [___]** U.S. Dollars (USD $[___]**) or more, LICENSEE shall pay all reasonable documented audit expenses in addition to any interest due on late payments.

Article 6 . INTELLECTUAL PROPERTY ENFORCEMENT
6.1

Each party shall promptly advise the other in writing of any known acts of potential infringement of the PROGRAM or DERIVATIVE WORKS by another party. LICENSEE has the first option to police the PROGRAM and DERIVATIVE WORKS against infringement by other parties within the TERRITORY and the FIELD OF USE, but LICENSEE shah notify ARIZONA in writing thirty (30) days before tiling any suit. LICENSEE shall not file any suit without a diligent investigation of the merits of such suit by its counsel. This right to police includes defending any action for declaratory judgment of non-infringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of ARIZONA. If LICENSEE has a reasonable basis for policing the rights outlined above, ARIZONA shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses ARIZONA for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE’s request or reasonably required by ARIZONA and if LICENSEE notifies ARIZONA in writing thirty (30) days before filing any suit. ARIZONA retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph. LICENSEE, shall defend, indemnify and hold harmless ARIZONA with respect to any counterclaims asserted by an alleged infringer reasonably related to the enforcement of the intellectual property rights under this Paragraph, including but not limited to antitrust counterclaims and claims for recovery of attorney fees.

6.2

If LICENSEE recovers damages in the intellectual property litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE’S reasonable expenses and legal fees for the litigation, and then to reimburse ARIZONA for any other reasonable unreimbursed expenses and legal fees for the litigation. The remaining balance shall be divided equally between LICENSEE and ARIZONA. This provision shall control the division of revenues where a license is granted as part of a settlement of such lawsuit.

6.3

If LICENSEE undertakes to enforce and/or defend the intellectual property rights by litigation in a foreign county, and recovers damages in the intellectual property litigation, the award shall be applied first to satisfy LICENSEE’s unreimbursed expenses and legal fees for the litigation, and next to reimburse ARIZONA for any payments under Article 3 which are past due, and then to reimburse ARIZONA for any unreimbursed expenses and legal fees for the litigation. The remaining balance shall he divided equally between LICENSEE and ARIZONA.

6.4

If LICENSEE fails to take action to abate any alleged infringement within sixty (60) days of a request by ARIZONA to do so (or within a shorter period if required to preserve the legal rights of ARIZONA under any applicable laws) then ARIZONA has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE’s expense. During such action LICENSEE shall not have the right to grant sublicenses without ARIZONA’S permission, and ARIZONA has full authority to settle on such terms as ARIZONA determines. ARIZONA retains one hundred percent (100%) of any recovery or settlement under this Paragraph after reimbursement of ARIZONA’S out-of-pocket expenses and payment to LICENSEE (such payment not to exceed the recovery or settlement amounts ARIZONA actually receives) of any unrecovered expenses LICENSEE pays at ARIZONA’S request to third parties in furtherance of such action.

Article 7 DILIGENCE

7.1	LICENSEE shall, using best business practice, diligently fill the market demands for PROGRAM, DERIVATIVE WORKS, and/or LICENSED SERVICES in the TERRITORY.
7.2

LICENSEE shall, at its own expense, diligently endeavor to obtain all necessary governmental approvals for the use, marketing, sale, and distribution of PROGRAM, DERIVATIVE WORKS, and LICENSED SERVICES.

7.3

LICENSEE shall use commercially reasonable efforts to bring PROGRAM, or DERIVATIVE WORKS, to market through a thorough, vigorous and diligent program for exploiting the PROGRAM and to continue active, diligent marketing efforts for one or more products based on the PROGRAM throughout the life of this Agreement.

7.4	LICENSEE and ARIZONA shall enter into a Professional Services Agreement substantially in the form attached hereto as Exhibit A.
Article 8 TERM AND TERMINATION
8.1	The term of this Agreement shall be from the EFFECTIVE DATE to the end of the last to expire of the COPYRIGHTS.
8.2

LICENSEE may terminate this Agreement, at any time, upon one hundred eighty (180) days prior written notice to ARIZONA and including in the notice a declaration that LICENSEE is no longer, and henceforth will not be, making commercial gain from the COPYRIGHTS, TECHNICAL INFORMATION, PROGRAM, or DERIVATIVE WORKS.

8.3	ARIZONA shall have the right, at its sole discretion, to terminate this Agreement if, during the term of this Agreement, LICENSEE:
(a)	ceases the commercial sale PROGRAM or DERIVATIVE WORKS or performance of LICENSED SERVICE;
(b)	except in circumstances contemplated by Sections 9.1 and 9.2 below, liquidates or takes steps to liquidate its assets reasonably required for the performance of LICENSED SERVICE; or
(c)

breaches any term of this Agreement and fails upon ARIZONA providing written notice of the breach to correct such breach within sixty (60) days. This right, if exercised by ARIZONA, supersedes the rights granted in Article 2.

8.4	Either Party shall have the right, at its sole discretion, to terminate this Agreement if the EFFECTIVE DATE has not occurred on or before December 15, 2013.
8.5	This Agreement will terminate automatically, if during the term of this Agreement, LICENSEE:
(a)	commits any act of bankruptcy;
(b)	becomes insolvent;
(c)	files a petition under any bankruptcy or insolvency act;
(d)	has a petition under any bankruptcy or insolvency act filed against it which is not dismissed within sixty (60) days;

(e)	offers any component of PROGRAMS for the benefit of its creditors; or
(f)	except in connection with a transaction described in Section 9.1 or 9.2 below, is dissolved.

8.5Upon termination of this Agreement for any reason, LICENSEE shall immediately cease use of the rights granted herein, including but not limited to the sale or transfer of LICENSEE) SERVICE. LICENSEE shall return or certify as destroyed all copies of the PROGRAM or DERIVATIVE WORKS in its possession. If at the time of such termination the payments due under Paragraph 4.4 have not been made in full, the Assets shall be promptly returned to ARIZONA in the functional equivalent condition of the Assets on the Effective Date. Upon payment in full of the payments due pursuant to Paragraph 4.4, Licensee shall hold clean and unrestricted title to the Assets. PROGRAM and DERIVATIVE WORKS under the control of LICENSEE and/or sublicensee(s) shall be fully and completely destroyed by LICENSEE using appropriate chemical and/or mechanical methods, excepting PROGRAMS held by sublicensee(s) that remains in compliance with the terms and conditions of this Agreement.

8.6

Upon termination of this Agreement for any reason, ARIZONA, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to ARIZONA, LICENSEE agrees to use its reasonable commercial efforts to assign any sublicenses to ARIZONA if requested by ARIZONA.

8.7	Upon termination of this Agreement for any reason, LICENSEE agrees to assign, and hereby does assign, all its rights in any DERIVATIVE WORKS, whether patentable or not, to ARIZONA.
8.8	Termination of the Agreement granted hereunder for any reason by either party shall not relieve the parties of any obligation accruing prior to such termination.
8.9

Notwithstanding any termination or expiration of this Agreement, the provisions of Articles 1, 5.8, 8.5, 8.6, 8.7, 8.8, 8.9, 10, 14, and 15 shall survive and shall be enforceable according to the terms thereof

Article 9 ASSIGNMENT
9.1	Neither Party shall assign its rights nor delegate its duties under this Agreement without the consent of the other Party, such consent not to he unreasonably withheld.
9.2

Notwithstanding the above, LICENSEE has the right to assign its rights and delegate its duties under this Agreement to a non-Affiliate that is a successor in interest to LICENSEE’S business or the portion of it in which the PROGRAMS are used, whether by sale of assets, merger, consolidation, stock purchase or otherwise. ARIZONA’S compensation for such a transaction shall be realized through the rights of the Warrant in connection with the Sale of the Company, and the successor’s assumption of LICENSEE’S obligations with respect to any remaining payments.

9.3	In connection with any assignment and delegation by LICENSEE, LICENSEE shall:
(a)	cure or cause hi be cured any outstanding breaches of the Agreement and make or cause to be made all payments due through the date of the transfer;
(b)	notify ARIZONA of the assignment and provide ARIZONA with the name of the assignee, its address for notices, and other necessary information required under this Agreement; and
(c)	cause the transferee to deliver to ARIZONA a written assumption of the obligations of LICENSEE under this Agreement;

(d)	After any such assignment. the terms of this Agreement shall continue to apply to the assignee to the same extent as to LICENSEE.
Article 10 NO WARRANTIES; LIMITATIONS ON ARIZONA’S LIABILITY
10.1

THE PROGRAM AND TECHNICAL INFORMATION ARE PROVIDED “AS IS” AND ARIZONA MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, NOR ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE COMMERCIAL SUCCESS, USE, SALE, LEASE OR OTHER DISPOSITION OF THE PROGRAMS OR MATERIALS CONTAINING OR DERIVED FROM THE PROGRAMS, OR TECHNICAL INFORMATION BY OR FOR LICENSEE AND ITS SUBLICENSEES OR VENDORS, OR ANY ENTITY TO WHICH SUCH SERVICES ARE RENDERED.

10.2	NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, OR SOLD UNDER THE TERMS OF THIS AGREEMENT WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.
10.3

NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES ARIZONA EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN ARIZONA’S COPYRIGHTs OR TECHNICAL INFORMATION.

10.4

IN NO EVENT SHALL ARIZONA BE LIABLE FOR DAMAGES OF ANY KIND INCLUDING INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE COPYRIGHTS, PROGRAMS, OR TECHNICAL INFORMATION, AND THE SALE OR PERFORMANCE OF LICENSED SERVICES; AND

10.5

LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF THE, PROGRAM AND ALL DERIVATIVE WORKS. In no event shall ARIZONA, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES, AND AGENTS, BE RESPONSIBLE: OR LIABLE FOR ANY DIRECT, INDIRECT SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR OTHER ECONOMIC LOSS OR DAMAGE WITH RESPECT TO THIS AGREEMENT, THE PROGRAM, OR ANY DERIVATIVE WORKS, TO LICENSEE, END USERS, SUBLICENSEES, OR ANY OTHER INDIVIDUAL OR ENTITY REGARDLESS OF LEGAL THEORY. THE ABOVE LIMITATIONS ON LIABILITY APPLY EVEN THOUGH ARIZONA, ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES, OR AGENTS MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10.6

LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 10.

10.7

LICENSEE AGREES THAT IN NO EVENT SHALL ARIZONA, INCLUDING ITS FELLOWS, OFFICERS, EMPLOYEES, AND AGENTS, BE LIABLE TO LICENSEE, ITS AFFILIATES, SUBLICENSEES OR END USERS, WHETHER SUCH LIABILITY IS BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, INFRINGEMENT, WARRANTY, OR ANY OTHER LEGAL OR EQUITABLE THEORY, FOR RELIEF ARISING OUT OF OR RELATING TO THE PROGRAM OR DERIVATIVE WORKS, OR THIS AGREEMENT, ITS SUBJECT MATTER, THE ASSETS OR ANYONE’S CONDUCT RELATING THERETO, FOR ANY AMOUNT IN EXCESS OF THE ROYALTIES ACTUALLY PAID TO ARIZONA UNDER THIS

AGREEMENT. THIS PROVISION SHALL NOT ELIMINATE OR DIMINISH ANY DISCLAIMERS OF WARRANTY PROVIDED ELSEWHERE IN THIS AGREEMENT.
Article 11 LICENSEE REPRESENTATIONS, INDEMNIFICATION, AND INSURANCE
11.1

LICENSEE warrants and represents that LICENSEE shall indemnify, hold harmless and defend ARIZONA, its officers, employees, and agents against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of the exercise by LICENSEE of this Agreement or any sublicense, and those arising from the breach or non-performance by. LICENSEE of the foregoing obligations, representations and warranties. This indemnification includes, but is not limited to, any product liability.

11.2

LICENSEE shall defend, indemnify and hold harmless ARIZONA, including its fellows, officers, employees, and agents, from and against any claims, damages or expenses (including attorney’s Fees and other litigation expenses) arising out of any asserted patent, trade secret, copyright or-trademark infringement action brought as a result of the use, reproduction, modification, performance, display, licensing or other distribution of the PROGRAM or DERIVATIVE WORKS by LICENSEE, Affiliates, SUBLICENSEEs or End Users.

11.3

LICENSEE shall defend, indemnify and hold harmless and shall require its Affiliates and SUBLICENSEEs to defend, indemnify and hold harmless ARIZONA, its Regents, fellows, officers, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(a)	Any reproduction, use, display, performance, license, sale, or other disposition by LICENSEE, Affiliates, SUBLICENSEEs or transferees of the PROGRAM or any DERIVATIVE WORKS;
(b)	The direct or indirect use by any person of the PROGRAM or DERIVATIVE WORKS reproduced, used, displayed, performed, licensed, sold or otherwise distributed by LICENSEE., Affiliates or SUBLICENSEEs.
11.4

LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance as follows, or an equivalent program of self- insurance:

(a)	Comprehensive or commercial general liability, insurance (contractual liability included) with its minimum limits as follows:
(i)	Each Occurrence One Million U.S., Dollars ($1,000,000);
(ii)	Products/Completed Operations Aggregate Five Million U.S. Dollars ($5,000,000);
(iii)	Personal and Advertising Injury One Million U.S. Dollars ($1,000,000);
(iv)	General Aggregate (commercial form only) Five Million U.S. Dollars ($5,000,000).
(b)

The coverage and limits specified above do not in any way limit the liability of LICENSEE under this Agreement. Such insurance coverage is required prior to the first sale of PROGRAM or DERIVATIVE WORKS, or performance of LICENSED SERVICE. LICENSEE shall furnish ARIZONA with certificates of insurance showing compliance with all requirements. Such certificates must:

(i)	Provide for Thirty (30) day advance written notice to ARIZONA of any modification.
(ii)	Indicate that ARIZONA has been endorsed as an additional Insured under the coverage specified above.
(iii)	Include a provision that the coverage shall be primary and will not relate to nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by ARIZONA.
11.5

ARIZONA shall notify LICENSEE in writing of any claim or suit brought against ARIZONA in respect of which ARIZONA intends to invoke the provisions of this Article. LICENSEE shall promptly keep ARIZONA informed on a current basis of its defense of any claims under this Article.

Article 12 NOTICES
12.1

Any fee payment, notice, or other communication required or permitted to be made or to be given to either party under this Agreement shall be sufficiently made or given on the (late of mailing if sent to such party by either certified first class U.S. mail, postage prepaid, or by traceable delivery services such as Federal Express, United Postal Service or DHL, addressed to that party at its address set forth below:

If to ARIZONA:

For USPS:	For Overnight Delivery:
Tech Transfer Arizona	Tech Transfer Arizona
University Services Annex, 4th Floor	220 W. 6th Street
P.O. Box 210300A	4th Floor
Tucson AZ 85721-0300	Tucson AZ 85701
Attn: TTA File: UA09-108	Attn: TTA File: UA09-108

If to LICENSEE:
Sinfonia Healthcare Corp.
One East Toole Ave.
Tucson, AZ 85701
Attn: Fletcher McCusker

The parties shall promptly notify each other of any change in their respective addresses for purposes of this Agreement.

Article 13 USE OF NAMES
13.1

Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark or other designation of a party or of any identifying technology of either party including any contraction, abbreviation, or simulation of the foregoing.

13.2

LICENSEE may use the following factual statement in crediting ARIZONA in association with the appropriate use of the copyright notice “Copyright [year] Arizona Board of Regents on Behalf of The University of Arizona” utilizing the same typeface, color and font size as is used by LICENSEE in the crediting of any other content derived from non-LICENSEE sources.

Article 14 GENERAL
14.1

This Agreement including its exhibits embodies the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes all previous discussions and documents respecting such subject matter.

14.2

The validity, construction, and performance of this Agreement, and any dispute between the parties relating thereto, shall be governed by and interpreted and determined in accordance with the laws of State of Arizona, except for those laws relating to conflict of laws.

14.3	No amendment or modification to this Agreement shall be effective or binding on either party unless the same has been reduced to writing and signed by authorized representatives of both parties.
14.4	The Section headings used herein are provided solely for convenience and are not to be used for interpreting this Agreement.
14.5

The provisions of this Agreement shall be deemed severable. If any provision in this Agreement is held invalid or unenforceable by an unappealed and unappealable final judgment of a court of competent jurisdiction, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable. If, however, no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the invalidity or unenforceability of such provision substantially impairs the value of this Agreement, in its entirety, to either party. If such impairment occurs, the parties shall then each use reasonable efforts to negotiate a substitute, valid and enforceable provision which most nearly affects the parties’ intent in entering into this Agreement.

14.6

No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement. Any delay or omission by either party to exercise any right or remedy under this Agreement or at law shall not be construed to be a waiver army such right or remedy or any other right or remedy. All the rights of either party under this Agreement shall be cumulative and may be exercised separately or concurrently.

14.7

Each of the parties hereto is an independent contractor and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, or of principal and agent between the parties hereto.

14.8	The failure of any party hereto at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce such provision at a later time.
14.9

LICENSEE shall notify ARIZONA if LICENSEE becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including, but not limited to, fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

14.10

LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of PROGRAMS and TECHNICAL INFORMATION to foreign countries, including, without limitation, the Export Administration Regulations.

14.11	This Agreement shall bind the parries, their successors, trustees, and permitted assigns.
Article 15 STATE OF ARIZONA REQUIRED CLASSES

15.1	The parties agree to be hound by applicable state and federal rules governing equal employment opportunity, immigration and nondiscrimination.
15.2

The parties agree that should a dispute arise between them, in any manner, concerning this Agreement, and said dispute involves the sum of Fifty Thousand U.S. Dollars (USD $50,000) or less in money damages only, exclusive of interest or cost of attorney’s fees, the parties will submit the matter to binding arbitration pursuant to the Arizona Supreme Court Rules for Compulsory Arbitration and the decision of the arbitrator(s) shall be final and binding upon the parties.

15.3

The parties recognize that the performance by ARIZONA may be dependent upon the appropriation of funds by the State Legislature of Arizona. Should the State Legislature of Arizona fail to appropriate the necessary funds, ARIZONA may cancel this Agreement without further duty or obligation,

15.4

This Agreement is subject to the provisions of A.R.S. § 38-511. ARIZONA may cancel this Agreement by written notice to the parties if any person substantially involved in obtaining, drafting, or procuring this Agreement for or on behalf of ARIZONA becomes an employee or consultant in any capacity of LICENSEE.

IN WITNESS WHEREOF, each party hereto has executed this Agreement in duplicate originals by their respective and duly authorized officers on the day and year below written.

ARIZONA BOARD OF REGENTS		SINFONIA HEALTHCARE CORP.
on behalf of
THE UNIVERSITY OF ARIZONA

By	/s/ Douglas M. Hockstad	By	/s/ Fletcher McCusker
	(Signature)		(Signature)

Name	Douglas M Hockstad	Name	Fletcher McCusker
	(Printed)		(Printed)

Title	Director, Tech Transfer Arizona	Title	CEO
Date	11/19/2013	Date	11/19/2013

EXHIBIT A

Professional Services Agreement

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”) is made effective as of _______ (“Effective Date”), by and between SinfoniaRx, Inc., an Arizona corporation (the “Company”), and the Arizona Board of Regents, acting on behalf of the University of Arizona for its College of Pharmacy (“UA”).

BACKGROUND INFORMATION

1. Prior to the Effective Date, UA operated the Medication Management Center (“MMC”), a pharmacist-led communication center providing medication therapy management (“MTM”) advice to pharmacy benefit managers, health care plans, physicians, and other health care providers and their patients concerning prescription medicine regimens and medication interactions with other medicines; which utilizes proprietary software and related user documentation and other intellectual property (the “UA Intellectual Property”) belonging to the UA,

2. Prior to the Effective Date, UA was a party to agreements (“Service Agreements”) to provide MTM services with the third-party health care plans and health care providers listed on Exhibit A (“Clients”). As of the Effective Date, the Service Agreements will be assigned by UA to and assumed by the Company. UA is familiar with each of the Service Agreements and the requirements thereof relating to licensure, federal and state regulatory compliance, patient confidentiality, Client confidentiality, and Medicare Advantage and Medicare Part D Regulatory Compliance flow-down regulations (“Medicare Regulations”), etc. (“Service Agreement Obligations”). Reference in this Agreement to “Service Agreements” shall mean and include any similar agreements entered into by the Company subsequent to the Effective Date for which UA is providing Services.

3. The Company has been formed for the purpose of assuming the operations of the MMC and the obligations of UA under the Service Agreements.

4. As of the Effective Date, a license agreement (the “License Agreement”) will be entered into between UA and the Company granting the Company an exclusive license to use the UA Intellectual Property (the “License”).

5. Because of its professional expertise and experience with the operation of the MMC, the Company desires to retain VA to provide certain professional, technical and other services, relating to the operation of the MMC as more fully described on Exhibit B attached hereto and incorporated herein by reference (the “Services”).

NOW THEREFORE. in consideration of the foregoing Background Information and of the mutual covenants, promises and agreements of the parties as set forth herein, the parties agree as follows:

1. Services
1.1 Retention of UA. The Company hereby retains UA to operate the MMC and perform the Services.
1.2 Performance of Services. UA agrees:

(a) to perform the Services (i) in a competent and reasonable manner consistent with the professional standards generally applicable to such Services; (ii) in strict accordance with the terms and conditions of this Agreement and the Service Agreement Obligations (including all applicable flow-downs from the Medicare Regulations) and (iii) in full compliance with all applicable federal, state, and local laws, rules, regulations, ordinances and regulatory guides (collectively, the “Legal Requirements”);

(b) to provide appropriate oversight and supervision of UA employees, interns and any subcontractors who perform Services (“Service Personnel”) and, except if they conflict with the UA Staff Personnel Policy Manual, UA Handbook for Appointed Personnel, UA Alcohol and Policy Regulations and or other policies applicable to Service Personnel, comply with requirements of the Service Agreements with respect to the hiring, evaluation and performance of Service Personnel;

(c) not to subcontract or delegate its obligation to perform any portion of the Services hereunder without the Company’s prior written consent in each instance. Each approved subcontractor shall be subject to, and UA shall ensure that each approved subcontractor complies with, all the terms applicable to UA under this Agreement, provided that UA shall be responsible and retain liability for the performance of all obligations of UA under this Agreement and any breach thereof by any subcontractor;

(d) to ensure that the Services will be performed using staff that are fully qualified and trained and, to the extent required by law or the Service Agreements, licensed and are able to complete the Services in a professional and lawful manner in accordance with all Legal Requirements;

(e) to allocate sufficient numbers of employees and work hours to perform the Services and to use its reasonable efforts to ensure that all Services are performed in strict compliance with this Agreement, the Service Agreements and all Legal Requirements. UA shall operate the MMC and perform all Services during all hours required under the Service Agreements;

(f) to meet with the Company from time to time to consider personnel deployment and whether staffing levels and hours of operation are sufficient in order to meet the requirements of the Service Agreements;

(g) to assist the Company in developing protocols and procedures (i) for dealing with complaints from Members (as defined in Exhibit B), healthcare personnel and caregivers concerning the quality of service being provided by UA and (ii) designed to ensure and evaluate the quality of clinical and technical performance; and

(h) to enable the Company to utilize external monitoring of interactions between Service Personnel and Members, caregivers and Providers, so long as prior notice has been given to and authorized by UA.

(i) to provide support for CMS Part C and Part D data validation audits to ensure that all clients receiving services from University during the 2013 program year pass the 2014 data validation audits.
1.3 Protected Health Information and Compliance with HIPAA.

(a) UA shall not take any action in the course of performing Services under this Agreement that shall cause it to be deemed a “Covered Entity”, under and as defined in the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations as amended by the Health Information Technology for Economic and Clinical Health Act and regulations promulgated thereunder, as such law and regulations may be amended from time to time (collectively, “HIPAA”), at 45 CFR 160 et seq. The Company shall not take any action or enter into a Service Agreement that would cause UA to be deemed a Covered Entity. UA and the Company agree to establish and maintain such data protection and other security procedures and protocols as are reasonably appropriate in order to satisfy applicable HIPAA requirements.

(b) UA and the Company agree and acknowledge that UA is a business associate of the Company as evidenced by the Business Associate Agreement (“BAA”) attached hereto as Exhibit D and incorporated herein. The terms and conditions of the BAA shall not be reduced, disclaimed, or otherwise limited by any terms or conditions of this Agreement. If a term or condition in the BAA conflicts with a term or condition in this Agreement, the BAA shall control.

2. Fees and Other Payments.  In consideration of UA’s performance of the Services, the Company shall make payments to UA in the amounts and according to the schedule specified in Exhibit C (which amounts are inclusive of all direct and indirect costs of performing the Services). The Company shall not be obligated to make any payments to UA except as expressly set forth in this Section 2 and Exhibit C unless the parties otherwise mutually agree in writing. UA shall invoice the Company for all fees and reimbursements on a monthly basis. The Company shall pay each invoice within sixty (60) days of receipt. All payments pursuant to this Section 2 shall be by check at the address specified on the invoices.

3. Term and Termination

3.1 Term.  This Agreement shall commence on the Effective Date and shall remain in effect for five (5) years, and shall automatically renew for additional and consecutive five (5) year terms unless prior written notice of termination is provided by one party to the other at least 365 days prior to the end of the applicable Term. Reference herein to the “Term” shall mean and include the initial term and any renewal thereof.

3.2 Termination. This Agreement may be terminated upon the occurrence of any of the following events:
(a) By either party without cause upon twenty-four (24) months written notice to the other party;

(b) By either party upon ninety (90) days written notice of any failure to substantially perform under the obligations of this Agreement if such matter has not been remedied within such ninety (90) days; or

(c) Immediately upon the termination of the License.
4. Company Responsibilities. During the Term, the Company shall:
4.1 Operational Responsibilities.
(a) Develop and maintain all software required to deliver and document the Services;
(b) Provide day to day system and technology support for the applications and the systems on which they run as they pertain to the Services provided by UA;
(c) Use its best efforts to develop and maintain relationships and retain contracts with the Clients and to enter into contracts with new clients;
(d) Provide day to day program guidance related to overall program performance as well as individual client performance and expectations;
(e) Provide day to day support to determine appropriate short term and long term staffing;

(f) Chair an oversight committee to oversee and manage all quality assurance and quality improvement activities. The oversight committee shall be composed of a mutually agreed upon number of staff from both the Company and UA. For UA, oversight committee representatives shall consist of its Director, Information Provider, Quality Assurance Lead, Senior Information Coordinator, Senior Clinical Staff, Compliance Coordinator, UA Privacy Officer, and VP for Research Compliance & Policy. For Company, oversight committee representatives shall consist of Account Managers, Professional Affairs Specialists, Production Coordinator, and other designated personnel;

(g) Provide support in the development of training and compliance for all MMC staff;
(h) Manage all patient and provider contact (mail, faxes, etc.) using documentation provided by UA;
(i) Develop, finalize and maintain all workflow processes; and
(j) Ensure appropriate system uptime necessary to meet performance goals.

4.2 Hardware Responsibilities.  Before such time as the computer hardware system has been relocated to the Company’s facilities, and while the computer hardware system resides at UA, Company will pay to UA an amount of $171 per year which shall be prorated if the computer hardware system is relocated to the Company’s facilities in less than a year’s time. At such time as the computer hardware system hosting the UA Intellectual Property has been relocated to the Company’s facilities, perform the following functions:

(a) Develop and manage secure system access;
(b) Provide day to day coordination of activities related to system security and access;
(c) Manage all system firewalls;
(d) Manage the back-up processes;
(e) Develop and facilitate testing of the disaster and business continuity plans; and
(f) Assist the College of Pharmacy IT group with the overall management of all applicable hardware.

5. Relationship between the Parties; Independent Contractor.  The relationship between the Company and UA under this Agreement will be only that of principal and agent and UA’s status under this Agreement will be that of an independent contractor. No joint venture, partnership, or other business organization will be created or be construed as being created by reason of this Agreement.

6. Recordkeeping and Audit

6.1 Access to Records.  For the time and to the extent required by applicable law, both parties shall retain, and shall permit any Federal or state agency which has the right to access, and their respective duly authorized representatives access to examine or copy this Agreement and such books, documents, and records as are reasonably necessary to verify the nature and extent of the costs of the Services supplied under this Agreement. Either party shall immediately notify the other of any request for records by any such entity.

6.2 Ownership of Records.  The Company’s accounting, billing, collection and patient medical records, computer files and manuals shall at all times remain the property of the Company. The Company shall have the right to access its records that are generated by, held by or received by UA. Upon termination of this Agreement, UA shall turn over to the Company a copy of its records, computer files, manuals, and other material developed or created by UA in the course of performing the Services to the extent requested by the Company. UA may retain a copy of such material; provided it is kept in a secure location and such material may not be used by UA or shared with others unless required by law.

6.3 Confidentiality of Records.  Both parties shall maintain all files and records in accordance with privacy and confidentiality provisions of all contracts and with all pertinent provisions of Federal, state and local statutes, rules and regulations. Each party agrees to operate its business in a manner, and enter into any mutually agreeable amendments hereto, to permit the other party to comply with HIPAA.

6.4 Right to Audit.  The Company and its agents shall have access to, and the right to audit, at its expense, all of the UA’s records and other information to determine whether UA has complied with its obligations under this Agreement. UA shall cooperate and shall require its staff to cooperate fully with the auditors, including but not limited to permitting such auditors to access their books and records pertaining to UA’s obligations hereunder at mutually agreeable times during regular business hours upon reasonable notice, furnishing the auditors with copies of materials reasonably requested prior to the audit, and making personnel available for interview with the auditors to the extent reasonably related to the performance by UA of its obligations under this Agreement. Records or copies of records requested by the Company shall be provided to the Company at the Company’s expense within no more than ten (10) days from the date such request is made, except in the case of an on-site audit by the Company in such case records or copies of records shall be provided at the time of the audit.
7. Intellectual Property Matters

7.1 Ownership Work Made for Hire.  All rights to Intellectual Property (as defined below) generated in the performance of work conducted under this Agreement by UA’s employees, agents, consultants, subcontractors or other representatives, either solely or jointly with employees, agents, consultants or other, ,representatives of the Company, including all patent and other intellectual property rights therein will be owned exclusively by the Company, and UA hereby assigns to Company all of UA’s right, title and interest in and to the Intellectual Property. Intellectual Property that is protectable by copyright shall be works made for hire pursuant to United States Copyright Act (17 U.S.C., Section 101) and shall belong to the Company. UA represents and certifies to Company that each employee, agent, consultant and subcontractor of UA is obligated to assign all of his/her/its right, title and interest in and to Intellectual Property to UA.

“Intellectual Property” shall mean all copyrights, trade secrets and confidential business information and any other proprietary rights, including without limitation ideas, data, operating and training manuals, program guidelines, protocols, scripts, specifications, and business and marketing plans and proposals and any and all results and products of the Services performed by UA, that are made, developed, perfected, designed, conceived or first reduced to practice by UA, either solely or jointly with others, in the course and as a result of performing the Services.

7.2 Grant of Sub-License.  The Company hereby grants UA a royalty-free, limited, non-exclusive sublicense to use the License (the “Sublicense”) to the extent reasonably necessary to perform the Services, or to provide training and teaching opportunities exclusively within and internal to the UA. The Sublicense shall terminate on the date of termination of this Agreement. The Sublicense may not be used for any purpose other than is reasonably necessary in order for UA to perform the Services, internal training and teaching. UA may not assign, transfer, or distribute the Sublicense in any way to any third-party without the prior written consent of the Company. UA shall have no right to reproduce, modify, adapt, reverse engineer, or create derivative works of the Sublicense. UA shall use commercially reasonable efforts to ensure that the Sublicense is not misappropriated, violated, infringed upon or breached, and in the event UA becomes aware of such impermissible conduct, it shall immediately notify the Company. In the event that UA makes an unauthorized use of or an unauthorized assignment, transfer, or distribution of the Sublicense, UA agrees that Company will suffer uncertain damages and Company shall be entitled to all available remedies at law and equity including direct, indirect, consequential, and incidental damages and injunctive relief from UA.

8. Warranties, Representations and Covenants

8.1 Warranties and Representations of the Company.  The Company makes the following representations and warranties which are material representations and warranties upon which UA has relied as inducements to enter into this Agreement:

(a) This Agreement constitutes a valid and binding agreement by the Company, enforceable in accordance with its terms, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will:

(i) conflict with, or result in, a breach of the organizational documents of the Company;
(ii) to the best of the Company’s knowledge, violate any applicable statute, law, rule or regulation or any other writ, injunction or decree of any court of governmental authority;

(iii) violate or conflict with or constitute a default under (or give rise to any right or termination, cancellation or acceleration under) the terms or conditions or provisions of any note, instrument, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which the Company is party or by which the Company or any of its respective assets or properties may be bound; or

(iv) to the best of the Company’s knowledge, require the consent or approval by any governmental authority beyond those already obtained.

(b) The Company is duly organized, validly existing, and in good standing under the laws of its state of organization, and has all requisite power and authority to own and to carry on its business as now being conducted or as contemplated at and to perform its obligations hereunder.

(c) There are no material lawsuits, pending or threatened, against the Company, or to the best of its knowledge any threatened, anticipated or contemplated suits or governmental investigations against, by or relating to the facility, and there are no unsatisfied or outstanding judgments, orders, decrees or stipulations affecting the Company.

(d) The Company is in compliance with all applicable laws, rules and regulations of the jurisdictions in which it operates and the Federal government where the failure to comply therewith, singly or in the aggregate, could result in the material interference of the business of the Company as presently conducted or otherwise materially and adversely affect the Company.

(e) There are no contracts between the Company and labor unions which would materially affect this Agreement.

8.2 Certifications and Representations of UA.  UA makes the following representations and certifications which are material representations and certifications upon which the Company has relied as inducements to enter into this Agreement:

(a) This Agreement constitutes a valid and binding agreement of UA, enforceable in accordance with its terms, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will:

(i) conflict with, or result in, a breach of the organizational documents of UA;
(ii) violate any applicable statute, law, rule or regulation or any other writ, injunction, or decree of any court of governmental authority;

(iii) violate or conflict with or constitute a default under (or give rise to any right or termination, cancellation or acceleration under) the terms or conditions or provisions of any note, instrument, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which UA is party or by which UA or any of its respective assets or properties may be bound; or

(iv) require the consent or approval by any governmental authority beyond those already obtained.

(b) There are no material lawsuits, pending or threatened, against UA, or to the best of its knowledge any threatened, anticipated or contemplated suits or governmental investigations against, by or relating to the company, and there are no unsatisfied or outstanding judgments, orders, decrees or stipulations affecting UA.

(c) UA is in compliance with all applicable laws, rules and regulations of the states in which it operates and the Federal government where the failure to comply therewith, singly or in the aggregate, could result in the material interference of the work of UA as presently conducted or otherwise materially and adversely affect UA.

(d) There are no contracts between UA and labor unions which would materially affect this Agreement.

(e) UA shall perform all Services in compliance with all Legal Requirements and the standards, rules and regulations of all agencies having authority and jurisdiction relating to the work, and applicable state and Federal laws;

(f) UA shall in all areas for which it provides Services:
(i) remain current with policies, regulations, and licensure of state and Federal agencies, bodies and programs;
(ii) provide a representative of UA at or available to the Company during normal business hours; and
(iii) act consistent with the purposes, powers and philosophies of the Company.
9. Insurance, Indemnification and Limitation of Liability

9.1 Insurance of the Company.  Company shall purchase and maintain in effect for the duration of this Agreement insurance policies for the coverage of products and professional liability, and errors and omissions insurance. Each such insurance policy shall provide reasonable coverage for all claims related the performance of Company’s obligations under this Agreement, including losses for personal injury, property damage, employee liability, workers’ compensation, and damage arising out of the use or misuse of Company’s licensed software or other intellectual property.

9.2 Insurance of UA.  UA agrees that all Services and operations of the MMC under this Agreement are covered by the UA insurance program as described in A.R.S. § 41-621 et seq. to cover all losses from all liability claims, property damage, and workers’ compensation.

9.3 Indemnification by the Company.  The Company agrees to indemnify, exonerate, defend and save UA harmless from, against, for and in respect of the full amount of any and all damages, losses, demands, obligations, liabilities, debts, claims, actions, causes of action, encumbrances, cost and expense of any kind and nature, including, without limitation, reasonable attorneys’ fees suffered, sustained, incurred, or required to be paid at any time (including in the enforcement of this indemnity) arising out of, or resulting from, or because of any of the following;

(i) events, occurrences, claims or liabilities of any type arising out of the ownership or operation of the Company prior to the date hereof, and during the term of this Agreement, arising out of the Company’s acts or omissions;

(ii) the inaccuracy of any representation made by the Company, as of the date when made;
(iii) any breach of any warranty or covenant made by the Company hereunder; and

(iv) any action taken, or omitted to be taken, by UA at the direction of the Company; except in the case of clauses (i), (ii) or (iii) above, to the extent that any such loss, damage, liability, obligation, claims, actions, cost or expense was caused or contributed to by the negligence of UA pursuant to this Agreement or misconduct of UA.

9.4 Liability of UA.  UA shall be responsible only for liabilities arising from claims, damages, or suits to the extent arising from the negligence or misconduct of its officers, agents, and employees. Notwithstanding the foregoing, UA expressly understands and agrees that the Company is not assuming and expressly disclaims any and all responsibility or liability for events or obligations occurring or arising prior to the Effective Date.

10. Right of First Negotiation.  If, during the term of this Agreement, the Company desires to expand the nature or scope of the MTM services it is providing or to expand its client base (the “Expanded Services”), the Company shall, prior to the commencement of such activities, notify UA of such desire and grant UA a right of first negotiation with respect to such Expanded Services (“ROFN”). Along with such notice, the Company shall provide UA with a complete description of its proposed activities and services; including, without limitation, its estimate of the number and qualification of the pharmacists and other personnel necessary in order to perform such Expanded Services. Within thirty (30) days (“Notice Period”) after receiving such notice and information, UA shall notify Company in writing whether or not it is interested in negotiating terms to provide Expanded Services. If UA desires to provide the Expanded Services, it must reasonably be able to provide the requisite additional facility space and personnel to accommodate the Expanded Services within a reasonable period of time. If UA notifies Company that it is interested in negotiating such terms, the parties shall negotiate in good faith for up to thirty (30) days (“Negotiation Period”) after Company receives such notice from UA. If the parties fail to enter into an agreement within such a Negotiation Period, or if UA does not provide written notice of its interest within the Notice Period, then the Company shall be free to negotiate with any third-party contractor; provided that Company shall not enter into a final agreement with a third-party contractor unless Company first offers UA the opportunity to obtain the right to conduct Expanded Services on the same such terms and UA notifies Company within thirty (30) days that it is no longer interested. In the event that UA notifies Company that it is not interested in obtaining the right to conduct the Expanded Services, the Company shall use its best efforts to collaborate with UA in selecting a qualified third-party contractor.

11. Service Agreement Modifications.  The Company agrees that it will not make any modifications or amendments to an existing Service Agreement with a Client to substantially change the type or level of Services required of UA without first having consulted with UA to confirm that UA has the capability of meeting the requirements of such modification or amendment.

12. General Terms
12.1 Prior Agreements. This Agreement embodies the entire understanding of the parties and supersedes any other agreement or understanding between the parties relating to the subject matter hereof.
12.2 Amendments. This Agreement may not be amended, modified, altered or changed in any respect whatsoever, except by further agreement, in writing, fully executed by each of the parties.
12.3 Effort. The preparation of this Agreement has been a joint effort of the parties, and the resulting document shall not be construed more severely against one of the parties than the other.
12.4 Assignment. Neither party may assign this Agreement without the prior written authorization of the other.

12.5 Notices.  Notices to be given to any of the parties shall be in writing and either hand delivered or sent by registered or certified mail, return receipt requested, or by established one day courier services, and postage prepaid, as follows:

(a) In the event that notice is directed to the Company, it shall be sent to the following address or to such other address as it may in writing direct:

SinfoniaRx, Inc.

One East Toole

Tucson, AZ 85701

(520)

Attention: Fletcher McCusker

With a copy to:

Lawrence M. Hecker

405 W. Franklin

Tucson, AZ 85701

(520) 798-3803

(b) In the event that notice is directed to UA, it shall be sent to the following address or to such other address as it may in writing direct:

University of Arizona

Rose Martin, Pharm.D.

Director, Medication Management Center

220 W. 6th Street

USA room B113

PO Box 210300

Tucson, Arizona 85721

With a copy to:

Office of the General Counsel

University of Arizona

1401 E. University Blvd., Room 103

P.O. Box 210066

Tucson, AZ 85721-0066

12.6 Headings.  The headings of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

12.7 Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Arizona. Venue for any legal action of this Agreement or the obligations arising hereunder shall be in Arizona.

12.8 Attorneys’ Fees.  The prevailing party in any dispute between the parties to this agreement shall be entitled to recover from the other party all court awarded costs, court awarded attorneys’ fees and court awarded expenses that shall be made or incurred in enforcing this Agreement.

12.9 Waiver. The failure by one party to enforce a provision of this Agreement shall not constitute a waiver of such party’s right to enforce any future provision of this Agreement.

12.10 Severability.  If any provision of this Agreement is held unenforceable, then such provision shall be modified to reflect the parties’ intention. All remaining provisions of this Agreement shall remain in full force and effect.

12.11 Compliance. The parties agree to be bound by applicable state and federal rules governing equal employment opportunity, nondiscrimination and immigration.

12.12 Conflict of Interest.  This Agreement is subject to cancellation under Arizona Revised Statutes section 38-511 regarding conflict of interest on the part of individuals negotiating contracts on behalf of the State of Arizona.

12.13 Arbitration.  The parties agree that should a dispute arise between them concerning this Agreement and no party seeks affirmative relief other than money damages in the amount of [___]** Dollars ($[___]**) or less, exclusive of interest, costs and attorneys’ fees, the parties shall submit the matter to arbitration pursuant to the Revised Uniform Arbitration Act, A.R.S §12-3001 et seq. (the “Act”), whose rules shall govern the interpretation, enforcement, and proceedings pursuant to this section. Except as otherwise provided in the Act, the decision of the arbitrator(s) shall be final and binding upon the parties.

12.14 State Obligation.  The parties recognize that the performance by the UA may be dependent upon the appropriation of funds by the Legislature of the State of Arizona. Should this Legislature fail to appropriate the necessary funds or if the UA’s appropriation is reduced during the fiscal year, the UA may reduce the scope of the Agreement or cancel the Agreement without further duty or obligation. The UA agrees to notify the Company as soon as reasonably possible after the unavailability of said funds comes to the UA’s attention.

[Signature Page Follows]

[Signature Page to Professional Services Agreement]

IN WITNESS WHEREOF. the parties have caused this Professional Services Agreement to be executed by their duly authorized representatives as of the Effective Date.

SINFONIARX, INC.

by:

its:

THE ARIZONA BOARD OF REGENTS ON BEHALF OF THE UNIVERSITY OF ARIZONA FOR ITS COLLEGE OF PHARMACY

by:

its:

Read and understood by:

by:

J. Lyle Bootman

  Dean, College of Pharmacy

The University’s Technology Transfer Arizona office has reviewed and hereby accepts the intellectual property provisions stated in Section 7 herein:

Name:

Title:

EXHIBIT A

LIST OF EXISTING CLIENTS AND SERVICE AGREEMENTS

[___]**

EXHIBIT B

DESCRIPTION OF SERVICES

A. Member Services and Client Related Services

UA shall:

1.

Operate a Medication Therapy Management (“MTM”) program for the MMC compliant with Prescription Drug Benefit Manual, Chapter 7 – Medication Therapy Management and Quality Improvement Program, current applicable edition, and any applicable MTM program guidance released during the contract year as published by the Centers for Medicare and Medicaid Services (“CMS”) for all programs designated as Medicare Part D MTM programs by the Company.

2.	Operate, to the Company’s specifications and requirements, other programs outside of the Medicare Part D MTM programs, subject to UA’s prior written consent.
3.

Maintain an appropriate staffing ratio of qualified personnel to provide customer service, handle the toll-free phone line, conduct interactive medicine reviews, and perform the operational and administrative components of the MTM program at the MMC.

4.

Provide Members with a toll-free number to contact the MMC (i) regarding questions about the MTM program, (ii) to change participation in or opt-out of the program, and (iii) to schedule person-to-person comprehensive medication review (“CMR”) for any follow-up questions or concerns.

5.	Provide 24 hours a day, 7 days week coverage for Members to contact and include documentation of after-hours calls.
6.

Collect and collate data from mailed-in and phoned-in Member communications to track dates and reasons for changes in participation in the program, including “opt-outs,” as required for reporting to the Company.

7.	Offer a CMR for all Members qualified for the respective programs, when appropriate.
8.	CMRs will be interactive and conducted by registered pharmacists or qualified licensed pharmacy interns. The CMRs will cover topics appropriate to individual Member needs and may include:
a.	drug therapy for chronic conditions
b.	drug/drug, drug/food, drug/disease interactions
c.	drug duplications
d.	information on how to take medicines as prescribed
e.	help in managing side effects of medicines
f.	information on vaccines and other preventive care
g.	recognition of medicines that may be inappropriate
9.	After CMR is completed, UA will document a written summary for the Member.
10.

For Members who do not opt-out of the entire MTM program, UA will provide the appropriate targeted medication reviews (“TMRs”) and follow up with each prescription claims data feed. All Members with identified targeted opportunities will be sorted into queues based on alert severity and in accordance with the following guidelines:

a.	Members with identified targeted opportunities may be contacted by phone or by mail depending on the quality and severity of the alert.
b.	Members not reached by phone may receive written materials including, but not limited to, a medication action plan (“MAP”) and summary of interventions communicated to the Member’s prescriber.
c.	The Member’s prescriber may be contacted with recommendations.
d.

The parties acknowledge that any particular Member may not want UA to contact the prescriber and choose to discuss the issue directly with his/her prescriber. If the Member makes this request, UA will provide the Member with detailed information regarding the requested interchange. The intent is for the Member to present this information to his/her prescriber upon next visit in lieu of UA contacting the prescriber directly. The parties agree, however, that if the issue is life threatening, UA, in its best judgment, will call “911” or other emergency responders as appropriate to the circumstances in adherence with UA’s Policies and Procedures on handling emergency situations.

11.

Process prescriber communications via automated and manual fax system. For Provider communications that involve a specific change in therapy, the Provider is asked to notify UA of approved recommendations. UA will maintain a record of recommendations received by Providers that are made outside of the Company’s application.

12.

Maintain documentation within the Company’s application of all attempts to contact Members, information obtained during telephone-based assessments, recommendations made to Members and prescribers, and all other information required for reporting to the Company.

13.	Provide Company any specific Member level documentation requested for audit purposes.
14.	Operate under specific requirements outlined by the Company including but not limited to:
a.	Complete CMR verbal offers within sixty (60) days of qualification when appropriate.
b.	Complete Satisfaction Surveys after a CMR when appropriate.
c.	Document and maintain a feedback log to include Member and Provider feedback.
d.	Document and maintain a success story log for each program when appropriate.
15.	Invoice Company monthly based on fee schedule included in this Exhibit.
16.	Definitions:
a.	“Member” means: Individuals that have been identified by the Company and/or its clients for MTM services to be provided by UA.
b.	“Provider” means: Medical professionals that have been identified by the Company and/or their clients for Members including but not limited to physicians, nurses, and physician assistants.
c.

“Program” means: Specific and customized clinical services delivered by UA for the Company and its clients as defined in this Agreement. Reference in this Agreement to “Programs” shall mean and include all related clinical programs.

B. Quality Assurance and Regulatory Compliance
UA shall:

1.	Collaborate with the Company to ensure the Members identified as qualified Members do in fact meet qualification criteria at least annually and at each initiation of any program.
2.	Collaborate with the Company to ensure the business rules developed by the Company are operating as intended at least annually and at each initiation of any program.

3.	When needed, collaborate with the Company to review the conversions table developed by the Company at least annually and at each initiation of any program including but not limited to:
a.	Clinical appropriateness
b.	Consistency
c.	Appropriate Provider and Member language
4.	When needed, collaborate with the Company to review materials developed by the Company including but not limited to:
a.	Member letters – qualification letters, CMR letters, summary MAP letters, etc.
b.	Provider faxes
c.	Reports
5.	When needed, collaborate with the Company in testing the any appropriate software developed by the Company when appropriate.
6.

Maintain policies and procedures and provide reports to ensure that the quality and quantity of the Services provided meet the standards, as mutually agreed upon by both parties. Such policies and procedures shall be made available to the Company upon request.

7.

Maintain policies and procedures to ensure compliance with Federal and State law, along with other applicable governmental agencies. Such policies and procedures shall be made available to the Company upon request.

8.	Collaborate with the Company to revise policies and procedures to meet each other’s standards and specifications.

C. Training and Professional Development Support
UA shall:

1. Assist with the clinical training needs of the Company.
2.	For any new or potential sites in which the Company’s proprietary software will be used for MTM purposes, the UA shall implement and maintain a training program, including but not limited to:
a.	Overview and description of Member services
b.	Appropriate compliance and regulatory training
c.	Software and systems training
d.	Clinical training
e.	Quality assurance training
i.	Member communication observations
ii.	System user error
iii.	Appropriate documentation
f.	MTM content and informational training
g.	Appropriate follow up training

D. Clinical Services/Development and Review

In collaboration with the Company, UA shall:

1.	Develop and maintain a clinical based program to meet the expectations set forth by the Company and its clients.
2.	Collaborate with the Company in the development, review, and the maintenance of all clinical aspects for MTM and related clinical programs serviced by the UA.
3.	Review all clinical call scripts at least annually and at each program initiation.
4.	Participate in the development and maintenance of the clinical business rules that are applied in the programs serviced by the UA.
5.	Develop and maintain any documentation of new drug updates that may impact the clinical business rules for the Company.
6.	Develop and maintain any documentation of the clinical rationale and level of evidence to support the clinical business rules.
7.	Be provided the right of first option in the development of Member and Provider communication materials, including but not limited to follow up letters to Members from CMRs and Provider faxes.
8.	Be provided the right of first option to prepare informational literature to Provider, clients or patient groups.
9.	Provide technical assistance for any clinical support and guidance for the Company when appropriate.
10.	Work with the Company to correct and resolve any material identified errors.

E. Computing Environment and Support

UA shall:

1.	Provide, support, manage, and maintain the core services required to support the MTM Program located at UA. The core services include:
a.	DNS
b.	DHCP
c.	VLAN
d.	Firewalling
e.	System deployment
f.	Active Directory
g.	Networking
h.	Email
i.	Emergency response
j.	Lync for IM
2.	Provide, support, manage, and maintain the computing hardware utilized by the MTM program. The support includes:
a. Helpdesk
b.	Remote connectivity
c.	Application deployment
d.	System updates

e.	Application updates
f.	Anti-Virus
g.	System remediation
h.	Centralized printing
i.	Network scanning
j.	Desktop faxing
k.	Encrypted File Storage/Sharing
l.	GPO system policy compliance
m.	Encrypted desktop drives
n.	Backup of MTM Group data on Encrypted File Storage
3.	Consult with the Company as needed to identify, implement, and comply with new technological requirements, capacities, and needs.
4.	Provide appropriate staffing levels for the support of the MTM program users and computing environment.
5.	Ensure that the computing infrastructure is maintained and refreshed as appropriate to ensure continuity of service.
6.

Ensure secure network connectivity with the Company to allow Company personnel to continue accessing existing hardware. When Company equipment is no longer on UA property, the secure connectivity will be revisited to ensure the MTM program users have access to Company resources.

7.	Implement approved technologies and policies to ensure secure and reliable computing environment.
8.	Provide a stable environment for the existing hardware owned by the Company until the Company can establish a permanent location for existing hardware.
a.	Ensure backup generator and UPS equipment is maintained and tested at regular intervals.
b.	Provide access during business hours and, in emergencies off hours to authorized Company staff and equipment vendors to make enhancements or repair/maintain equipment as necessary.

EXHIBIT C

COMPENSATION OF UA; INVOICES

A. Compensation. As its total compensation for providing the Services, the Company shall pay UA on a monthly basis the sum of the following direct expense amounts, equal to actual costs incurred:

1. Personnel Services. An amount equal to the “Allocable Portion” of the salaries, wages, benefits and other expenses of pharmacists, pharmacy interns, other healthcare personnel, and other staff (“Service Provider”) involved in the performance of the Services. The Allocable Portion shall mean the percentage of the Service Provider’s compensable work day dedicated to or in support of the performance of Services. For example: if a pharmacist employed by UA devotes 50% of his or her work day in the performance of the Services, UA shall be paid 50% of the salary, benefits, malpractice insurance, licensure and other professional fees of such pharmacist. In addition, employee/intern costs shall include amounts for after-hours coverage.

2. Operations. To the extent not included in #1 above, (a) the professional licensure fees of the Service Providers for state and federal licenses required for the performance of the Services, (b) initial and recurrent training costs and expenses for the Service Providers, (c) a monthly operational cost of $[___]**, (d) professional organizational dues payable to the Arizona Pharmacy Association, (e) background checks on prospective Service Providers, (f) the cost of software, hardware, telephone, UA internet fee, office supplies and equipment required, and other office expenses (i.e. shredding, software license fees) incurred by UA in the performance of the Services, (g) the cost of federal or state licenses required by UA in order to perform the Services and (h) the cost of remodeling and physical expansion including but not limited to construction costs, furniture costs, labor costs (provided prior approval of the Company is obtained).

3. Travel. Subject to prior written approval by the Company: (a) a reasonable amount for travel related expenses relating to conferences and seminars and (b) travel related to client services.

4. Scholarly Support and Research Payments. Company shall pay to UA an amount equal to $[___]** monthly, ($[___]** for the full year) for year one as a Scholarly Support payment of which an applicable portion shall compensate graduate assistant personnel. Research payments for year two will be negotiated, and mutually agreed upon by Company and UA in writing. Future Scholarly Support and Research payments will be negotiated by Company and UA annually, and mutually agreed upon in writing.

B. Invoices. UA shall invoice the Company on a monthly basis for the compensation, items of reimbursement and other items listed in A. above. Each invoice shall state the month to which it relates and itemize each of the items listed in A. above. UA shall collaborate with the Company in providing specifications requested by the Company.

In addition, Company shall be obligated to pay UA amounts as follows:

C.  A principal amount equal to $[___]** with interest, such amount representing an internal loan from the University of Arizona. Such principal amount with interest to be paid as follows:

	Principal	Interest	Total
6/15/2014	$[___]**	$[___]**	$[___]**
6/15/2015	[___]**	[___]**	[___]**
6/15/2016	[___]**	[___]**	[___]**

Total	$[___]**	$[___]**	$[___]**

BUSINESS ASSOCIATE AGREEMENT

This Business Associate Agreement (this “BAA”) supplements and is made a part of the Professional Services Agreement entered into on December ___, 2013, (the “Services Agreement”) by and between SinfoniaRx, Inc., an Arizona corporation, (the “Business Associate”) and its subcontractor, the Arizona Board of Regents, acting on behalf of the University of Arizona for its College of Pharmacy (the “Subcontractor”). This BAA sets out the responsibilities and obligations for the services Subcontractor provides to Business Associate (“Services”) under the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) and regulations promulgated thereunder, as such law and regulations may be amended from time to time (collectively, “HIPAA”).

Background

A.

Business Associate provides certain services to various third-party healthcare providers known as covered entities (collectively “Covered Entities” or singularly, “Covered Entity” as listed in Exhibit A of the Services Agreement) pursuant to separate service agreements between Business Associate and each Covered Entity (collectively, the “Underlying Agreements”).

B.

Pursuant to the Underlying Agreements. Each Covered Entity will make available and/or disclose to Business Associate certain individually identifiable Protected Health Information (“PHI”) relating to patients of Covered Entity that is subject to protection under HIPAA, which Business Associate will use or disclose only in accordance with a separately required business associate agreement (“Additional BAA”).

C.	Business Associate affirms it has executed an Additional BAA with each applicable Covered Entity.
D.

Pursuant to the Services Agreement, Subcontractor shall provide services to Business Associate in order for Business Associate to perform its responsibilities and obligations to the Covered Entities under each Underlying Agreement and Additional BAA. Subcontractor is a “business associate” of Business Associate as defined in 45 CFR 160.103.

E.	In addition, pursuant to the Services Agreement, Business Associate will make available and/or disclose to Subcontractor certain PHI that is subject to protection under HIPAA.
F.	Business Associate and Subcontractor wish to comply in all respects with the requirements of HIPAA.

I.  DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms shall have the same meanings as set forth in HIPAA under 45 CFR §§ 160 and 164 or HITECH and the respective implementing regulations as in effect or as amended or supplemented from time to time.

2.  PERMITTED USES AND DISCLOSURES BY SUBCONTRACTOR

(a)

Permitted Uses. Subcontractor will use or disclose PHI received from Business Associate or Covered Entity only for those purposes necessary to perform Services, or as otherwise expressly permitted in this BAA, provided that such use or disclosure would not violate HIPAA except for the specific uses and disclosures set forth below.

(b)

Proper Management and Administration. Except as otherwise expressly limited in this BAA or the Services Agreement, Subcontractor may use PHI for the proper management and administration of the Subcontractor or to carry out the legal responsibilities of the Subcontractor.

(c)	Data Aggregation. Subcontractor may use PHI to perform data aggregation services as permitted by 45 CFR § 164.504(e)(2(i)(B).
(d)

Use by or Disclosure to Subcontractor or Agent. Subcontractor agrees that if it provides PHI to a subcontractor or agent to perform Services for the Business Associate or Covered Entity, Subcontractor will first enter into a written agreement with such subcontractor or agent that contains the same terms, conditions, and restrictions on the use and disclosure of PHI as contained in this BAA in accordance with 45 CFR § 164.502(e)(1)(ii). If Subcontractor becomes aware of a pattern or practice of activity of a subcontractor or agent that would constitute a material breach or violation of the written agreement between Subcontractor and such subcontractor or agent, Subcontractor shall take reasonable steps to cure such breach or terminate such written agreement with such subcontractor or agent.

(e)

Whistleblower. Subcontractor may disclose PHI as a whistleblower provided that Subcontractor or its workforce member acts in good faith and disclosure is to a health oversight agency, public health authority authorized by law to investigate or otherwise oversee the relevant conduct of Business Associate or a Covered Entity, appropriate health care accreditation organization, or attorney retained by Subcontractor or its workforce member and any such disclosure is in accordance with the standard and requirements of 45 CFR § 164.502(j)(1).

3.  OBLIGATIONS AND ACTIVITIES OF SUBCONTRACTOR

(a)

Safeguards. Subcontractor shall use appropriate safeguards, including without limitation, administrative, physical and technical safeguards, to prevent the use or disclosure of the PHI other than as provided for by this BAA and to reasonably and appropriately employ the same standards as required by law to, protect the confidentiality, integrity and availability of any electronic protected health information (“e-PHI”) that it may receive, maintain or transmit on behalf of the Business Associate or Covered Entity.

(b)

Reporting. Subcontractor shall report to Business Associate and/or Covered Entity within fifteen (15) business days any use or disclosure of PHI not provided for by this BAA of which it becomes aware, including breaches of unsecured PHI as required by 45 CFR § 164.410, and any security incident of which it becomes aware.

(c)

Mitigation. Subcontractor shall mitigate or cure, to the extent practicable, any harmful effect that is known to Subcontractor of a use or disclosure of PHI by Subcontractor in violation of the requirements of this BAA.

(d)

Request for Access to PHI. Within fifteen (15) business days of a request by Business Associate or Covered Entity for access to PHI, Subcontractor shall make requested PHI available to Business Associate or Covered Entity as required under 45 CFR §164.524.

(e)

Request for Access to PHI by Individual. If Subcontractor receives a request from an individual or an individual’s designee for PHI, Subcontractor shall forward any such request to Business Associate and/or Covered Entity within twenty (20) business days and will coordinate any responsive communication to the request consistent with the direction of Business Associate and/or Covered Entity.

(f)

Amending PHI. Subcontractor shall make any amendment(s) to PHI in a Designated Record Set (as defined in 45 CFR §164.501) as the Business Associate or the Covered Entity may direct or agree to pursuant to 45 CFR §I 64.526 based upon a written request made by a Covered Entity or an individual. If Subcontractor receives a request from an individual or a individual’s designee to amend PHI in a Designated Record Set, Subcontractor will forward any such request to Business Associate and Covered Entity within twenty (20) business days and will coordinate any responsive communication to the requested amendment consistent with the direction of Covered Entity.

(g)

Internal Practices, Books and Records. Subcontractor shall make its internal practices, books and records relating to the use or disclosure of PHI available to the Secretary of the Department of Health and Human Services (the “Secretary”) in a time and manner designated by the Secretary for purposes of the Secretary determining compliance with HIPAA. Notwithstanding this provision, no attorney-client, accountant-client or other legal privilege will be deemed waived by Subcontractor or Business Associate as a result of this Section.

(h)	Accounting of PHI Disclosure.
(i)

Subcontractor shall document and keep a record of any disclosure of PHI and information related to such disclosures as would be required for Covered Entity to respond to a request by an individual for an accounting of disclosures of PHI in accordance 45 CFR § 164.528.

(ii)

Subcontractor shall provide Business Associate, an applicable Covered Entity or an individual with information collected in accordance with subparagraph (i) of this Section to permit Business Associate and such Covered Entity to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 CFR §164.528.

(iii)	Subcontractor shall maintain this disclosure record for six (6) years from the termination of this BAA.
(i)	Notifications Regarding Breaches of Unsecured PHI.
(i)

If Subcontractor discovers a breach of unsecured PHI, Subcontractor shall notify Business Associate and/or Covered Entity in writing of such breach within twenty (20) business days in accordance with 45 CFR §§ 164.410 and 164.412.

(ii)

Subcontractor shall establish reasonable systems to detect breaches of unsecured PHI and to provide appropriate training to its workforce members regarding Subcontractor’s policies and procedures pertaining to use and disclosure of PHI and the detection and reporting of breaches of unsecured PHI.

4.  OBLIGATIONS OF BUSINESS ASSOCIATE

(a)

Each party represents and certifies that it has obtained, and will obtain, from individuals, consents, authorizations and other permissions necessary or required by all applicable laws applicable to Business Associate and Covered Entity for Subcontractor, Business Associate and Covered Entity to fulfill the obligations of the Services Agreement, the Underlying Agreements, and this BAA.

(b)

Business Associate shall promptly notify Subcontractor in writing of any changes in, or revocation of, permission by an individual to use or disclose such individual’s PHI, to the extent that such changes may reasonably affect Subcontractor’s use or disclosure of such PHI.

(c)

Business Associate shall promptly notify Subcontractor in writing of any restrictions on the use or disclosure of an individual’s PHI that Business Associate or Covered Entity has agreed to, or is required to, abide by under 45 CFR § 164.522, to the extent that such restriction may reasonably affect Subcontractor’s use or disclosure of PHI.

(d)

Business Associate shall promptly notify Subcontractor of any limitations in the form or notice of privacy practices that Business Associate or Covered Entity provides to individuals pursuant to 45 CFR 164.520, to the extent that such limitation may affect Subcontractor’s use or disclosure of PHI.

5.  TERM AND TERMINATION

(a)

Term. This BAA is effective as of the date of execution of the Services Agreement and shall terminate on the earlier date of either the (i) termination of the Services Agreement, or (ii) termination of this BAA in accordance with paragraph (b) of this Section.

(b)

Termination for Cause. Without limiting the rights of the parties elsewhere set forth in this BAA or Services Agreement or available under applicable law, if either party breaches its material obligations under this BAA, then the breaching party shall promptly take reasonable steps to cure the violation as may be mutually agreed upon with the non-breaching party to maintain compliance with this BAA and the non-breaching party shall retain the right to report the violation to the Secretary of the Department of Health and Human Services. The breaching party shall have thirty (30) days to cure the violation, if curable. If the breaching party has not cured the breach within thirty (30) days to the reasonable satisfaction of the non-breaching party, or if the cure of a breach is not reasonably possible, the non-breaching party may immediately terminate this BAA.

(c)

Effect of Termination. The term of this BAA is effective as of the date specified in 5(a). Upon termination, cancellation, expiration or other conclusion of the BAA, Subcontractor will limit its further Use or Disclosure of that PHI to those purposes that make return or destruction of that PHI infeasible. The parties agree that records retention requirements make return or destruction of the PHI infeasible. Subcontractor will continue to protect the security of any PHI that is maintained pursuant to the security provisions of this BAA for so long as the PHI is maintained.

6.  MISCELLANEOUS

(a)

Compliance with and Changes to Laws. The parties are required to comply with applicable federal and state laws. If HIPAA and/or HITECH are amended, or if new laws and/or regulations affecting the terms of this BAA are required, the parties shall engage in good faith negotiations to amend the terms of this BAA in accordance with the new amendments, laws and/or regulations. If the parties are unable to agree on such modifications following a reasonable period of good faith negotiations, then any party that would become noncompliant in the absence of such modifications shall have the right to terminate this BAA and the provisions of Section 5(c) shall then apply.

(b)	Interpretation. Any ambiguity in this BAA shall be resolved to permit compliance by the parties with HIPAA and HITECH.
(c)

No Third Party Beneficiaries. Nothing in this BAA will confer upon any person other than the parties and their respective successors or assigns, any rights, remedies, obligations, or liabilities whatsoever.

(d)	Governing Law. This BAA shall be governed by, and construed in accordance with, the laws of the State of Arizona.
(e)	Notices. Any notice required or permitted under this BAA shall be given in writing to:

Business Associate Contact:

SinfoniaRx, Inc.

One East Toole

Tucson, AZ 85701

(520)

Attention: Fletcher McCusker

Subcontractor Contact:

University of Arizona

Rose Martin, Pharm.D.

Director, Medication Management Center

220 W. 6th Street

USA room B113

PO Box 210300

Tucson, Arizona 85721

(f)

Entire Agreement. This BAA constitutes the entire agreement between the parties with regard to HIPAA and its Privacy Standards and Security Standards. There are no understandings or agreements relating to this BAA that are not fully expressed in this BAA and no change, waiver or discharge of obligations arising under this BAA will be valid unless in writing and executed by the party against whom such change, waiver or discharge is sought to be enforced.

(g)

Incorporation into Services Agreement. This BAA shall be considered an attachment to the Services Agreement and incorporated as though fully set forth within the Services Agreement. This BAA will govern in the event of conflict or inconsistency with any provision of the Services Agreement.

(h)	Counterparts. This BAA may be executed in two or more counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.
(i)	Facsimile and Electronic Signatures. Facsimile and electronic signatures shall be deemed to be original signatures for all purposes of this BAA.

IN WITNESS WHEREOF, the parties have caused this Business Associate Agreement to be executed by their duly authorized representatives as of the Effective Date.

SINFONIARX, INC.UNIVERSITY OF ARIZONA BOARD OF REGENTS ON BEHALF OF THE UNIVERSITY OF ARIZONA FOR ITS COLLEGE OF PHARMACY

By: ____________________________ By: ____________________________

Print Name: _____________________Print Name: _____________________

Title: __________________________Title: __________________________

Date: __________________________Date: __________________________

SUBCONTRACTOR PRIVACY OFFICER

By: ____________________________

Print Name: _____________________

Title: __________________________

Date: __________________________

EXHIBIT B

Hardware Assets to be Transferred

EXHIBIT C

Bill of Sale and Assignment and Assumption Agreement

For value received, the receipt of which is hereby acknowledged, and pursuant to that License Agreement and Asset Transfer Between the Arizona Board of Regents on Behalf of the University of Arizona and Sinfonia Healthcare Corp. dated 19 Nov., 2013 (the “Agreement”) among ARIZONA and LICENSEE, ARIZONA sells, assigns, conveys and transfers to LICENSEE the Assets as defined in the Agreement, as described in Exhibit B hereto. The Assets are transferred in as-is condition with no warranty either express or implied.

Dated:	19 Nov., 2013

ARIZONA:

By	/s/ David Allen

Title:	VP, Tech Launch Arizona

STATE OF	)
) ss
COUNTY OF PIMA	)

The foregoing was acknowledged this _19th_ day of __November__, 2013 before me, the undersigned Notary Public, by __David Allen_____ as ___VP_____ of _Tech Launch Arizona_ on behalf of such corporation, and not otherwise.

/s/ Hermelinda Velazquez
Notary Public

My Commission Expires:
October 5, 2014

Assets To Be Transferred

Line	Workstation Model	Serial Number	Manufacturer	Description	Location	Tag Number	Document Information	Net Book Value
1	M-A1312	[___]**	Apple	Desktop Computer	[___]**	N034676		[___]**
2	M-A1312	[___]**	Apple	Desktop Computer	[___]**		IBF 1683714	[___]**
3	M-A1312	[___]**	Apple	Desktop Computer	[___]**	N034678		[___]**
4	M-A1312	[___]**	Apple	Desktop Computer	[___]**		IBF 1683714	[___]**
5	M-A1312	[___]**	Apple	Desktop Computer	[___]**		IBF 1683714	[___]**
6	M-A1312	[___]**	Apple	Desktop Computer	[___]**	x	Cats Order Invoice# oi018219	[___]**
7	M-A1312	[___]**	Apple	Desktop Computer	[___]**		IBF 1683714	[___]**
8	M-A1312	[___]**	Apple	Desktop Computer	[___]**	N034677		[___]**
9	M-A1312	[___]**	Apple	Desktop Computer	[___]**		IBF 1683714	[___]**
10	M-A1312	[___]**	Apple	Desktop Computer	[___]**	N034679		[___]**
11	M-A1312	[___]**	Apple	Desktop Computer	[___]**	N034680		[___]**
12	M-A1312	[___]**	Apple	Desktop Computer	[___]**	N032190		[___]**
13	M-A1312	[___]**	Apple	Desktop Computer	[___]**	x	Cats Order Invoice# oi018219	[___]**
14	A1370	[___]**	Apple	MACbook Air	[___]**	N032150		[___]**
15	M-8200 Elite CMT PC E	[___]**	HP Compaq	Desktop Computer	[___]**	x	PO# 37556	[___]**
16	M-8200 Elite Convertible Minitower	[___]**	HP Compaq	Desktop Computer	[___]**	N032469		[___]**
17	M-8200 Elite Convertible Minitower	[___]**	HP Compaq	Desktop Computer	[___]**	x	PO#115458	[___]**
18	M-8200 Elite Convertible Minitower	[___]**	HP Compaq	Desktop Computer	[___]**	x	PO#115458	[___]**

19	M-8200 Elite Convertible Minitower	[___]**	HP Compaq	Desktop Computer	[___]**	x	PO#115458	[___]**
20	M-8200 Elite Convertible Minitower	[___]**	HP Compaq	Desktop Computer	[___]**	x	PO#115458	[___]**
21	M-8200 Elite Convertible Minitower	[___]**	HP Compaq	Desktop Computer	[___]**	x	PO#115458	[___]**
22	M-8200 Elite CMT PC	[___]**	HP Compaq	Desktop Computer	[___]**	x	PO#37556	[___]**
23	M-4520s	[___]**	HP	PC Laptop	[___]**	x	FRS R726925	[___]**
24	M-4520s	[___]**	HP	PC Laptop	[___]**	x	FRS R726925	[___]**
25	M-4520s	[___]**	HO	PC Laptop	[___]**	x	FRS R726925	[___]**
26	E-952OT	[___]**	Gateway	Server	[___]**	A319124		[___]**
27	M-MacPro 5.1	[___]**	Apple	Server	[___]**		1670143 Bookstore	[___]**
28	CUSTOM	[___]**	IBM	Zenterprise	[___]**	A324132		[___]**
[___]**